Exhibit 99.1

Fairchild Reports Results for the Second Quarter 2015

Fairchild (NASDAQ: FCS), a leading global supplier of power semiconductors, today announced results for the second quarter ended June 28, 2015. Fairchild reported second quarter sales of $355.2 million, flat from the prior quarter and down 4 percent from the second quarter of 2014.

Fairchild reported a second quarter net loss of $(0.9) million or $(0.01) per diluted share compared to net income of $1.1 million or $0.01 per diluted share in the prior quarter and $17.8 million or $0.14 per diluted share in the second quarter of 2014. Gross margin was 30.9 percent compared to 30.4 percent in the prior quarter and 33.4 percent in the year-ago quarter.

Fairchild reported second quarter adjusted gross margin of 33.2 percent, up 160 basis points from the prior quarter and 20 basis points lower than the second quarter of 2014. Adjusted gross margin excludes accelerated depreciation and inventory write-offs related to factory closures. Adjusted net income was $13.9 million or $0.12 per diluted share, compared to $13.3 million or $0.11 per diluted share in the prior quarter and $25.2 million or $0.20 per diluted share in the second quarter of 2014. See the Reconciliation of Net Income (Loss) to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

“We grew sales for our industrial, appliance and mobile products during the quarter and held our distribution channel inventory dollars flat sequentially,” said Mark Thompson, Fairchild’s chairman, president and CEO. “Demand was weaker than expected during the second quarter from some mobile and appliance customers, the wireless telecom sector as well as general market distribution. We expect to increase sales in the third quarter due primarily to higher mobile and wireless telecom demand. We completed a number of important milestones in our factory consolidation program and are on schedule to realize significant manufacturing cost savings in the second half of this year.”

Second Quarter Financials

“Adjusted gross margin increased nearly two points sequentially due primarily to higher factory loadings and manufacturing cost controls in the prior quarter,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were $100 million, up 6% from the prior quarter due to annual merit raises and equity vesting coupled with temporarily higher legal spending. We forecast this spending level to decrease noticeably in the third quarter. We increased internal inventory about 8 percent to 111 days during the second quarter to support our manufacturing consolidation and the expected ramp in mobile sales in the second half. Free cash flow was $34 million and we repurchased more than a million shares of our stock in the second quarter. We ended the quarter with total cash and securities exceeding our debt by $95 million.”

Forward Guidance

“We expect sales to be in the range of $355 to $375 million for the third quarter,” said Frey. “We expect adjusted gross margin to be 34.0 to 35.0 percent due primarily to lower manufacturing unit costs and improved product mix. We anticipate R&D and SG&A spending to be $95 to $97 million due primarily to lower legal spending, normal seasonality and cost controls. The adjusted tax rate is forecast at 12 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce third quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NASDAQ: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
207 775-8660	781 404-2427
Email: investor@fairchildsemi.com	fairchild@topazpartners.com

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share and percent data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 28, 2015	March 29, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Total revenue	$355.2	$355.7	$371.6	$710.9	$715.7
Cost of sales (1)	245.4	247.7	247.4	493.1	487.3

Gross margin	109.8	108.0	124.2	217.8	228.4

Gross margin %	30.9%	30.4%	33.4%	30.6%	31.9%

Operating expenses:
Research and development (2)	42.3	41.7	43.0	84.0	84.1
Selling, general and administrative (3)	57.8	52.7	55.0	110.5	110.5
Amortization of acquisition-related intangibles	2.1	2.1	2.2	4.2	6.4
Restructuring, impairments, and other costs	4.2	4.7	4.7	8.9	10.8
Goodwill impairment charge	—	0.6	—	0.6	—
Charge for litigation	—	—	—	—	4.4

Total operating expenses	106.4	101.8	104.9	208.2	216.2

Operating income	3.4	6.2	19.3	9.6	12.2
Other expense, net	1.6	1.2	2.6	2.8	3.7

Income before income taxes	1.8	5.0	16.7	6.8	8.5

Provision for (benefit from) income taxes	2.7	3.9	(1.1)	6.6	—

Net income (loss)	$(0.9)	$1.1	$17.8	$0.2	$8.5

Net income (loss) per common share:
Basic	$(0.01)	$0.01	$0.14	$—	$0.07

Diluted	$(0.01)	$0.01	$0.14	$—	$0.07

Weighted average common shares:
Basic	116.1	117.3	122.7	116.7	124.0

Diluted	116.1	120.0	123.9	119.2	125.6

(1) Equity compensation expense included in cost of sales	$1.5	$1.4	$1.5	$2.8	$2.5
(2) Equity compensation expense included in research and development	$2.8	$2.0	$2.1	$4.8	$4.1
(3) Equity compensation expense included in selling, general and administrative	$5.5	$3.4	$5.2	$9.0	$10.0

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 28, 2015	March 29, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Net income (loss)	$(0.9)	$1.1	$17.8	$0.2	$8.5
Adjustments to reconcile net income (loss) to adjusted net income:
Restructuring, impairments, and other costs	4.2	4.7	4.7	8.9	10.8
Gain from sale of equity investment	—	—	(1.4)	—	(1.4)
Loss on disposal of property, plant and equipment	—	—	1.9	—	1.9
Accelerated depreciation on assets related to factory closures (1)	3.5	4.5	—	8.0	—
Inventory write-offs associated with factory closures (1)	4.6	—	—	4.6	—
Charge for litigation	—	—	—	—	4.4
Goodwill impairment charge	—	0.6	—	0.6	—
Amortization of acquisition-related intangibles	2.1	2.1	2.2	4.2	6.4
Associated tax effects of the above and other acquisition-related intangibles	0.4	0.3	—	0.7	(0.5)

Adjusted net income	$13.9	$13.3	$25.2	$27.2	$30.1

Adjusted net income per common share:
Basic	$0.12	$0.11	$0.21	$0.23	$0.24

Diluted	$0.12	$0.11	$0.20	$0.23	$0.24

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 28, 2015	March 29, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Gross margin	$109.8	$108.0	$124.2	$217.8	$228.4
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to factory closures	3.5	4.5	—	8.0	—
Inventory write-offs associated with factory closures	4.6	—	—	4.6	—

Adjusted gross margin	$117.9	$112.5	$124.2	$230.4	$228.4

Adjusted gross margin %	33.2%	31.6%	33.4%	32.4%	31.9%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 28, 2015	March 29, 2015	December 28, 2014

ASSETS
Current assets:
Cash and cash equivalents	$290.0	$277.7	$352.9
Short-term marketable securities	0.2	0.2	0.1
Receivables, net	154.2	161.9	124.0
Inventories	288.3	266.0	264.9
Other current assets	43.5	49.3	43.4

Total current assets	776.2	755.1	785.3

Property, plant and equipment, net	589.9	605.9	627.7
Intangible assets, net	31.9	33.8	37.2
Goodwill	205.4	204.6	209.2
Long-term securities	2.0	2.0	2.2
Other assets	24.5	25.8	27.5

Total assets	$1,629.9	$1,627.2	$1,689.1

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117.8	$107.8	$106.2
Accrued expenses and other current liabilities	112.8	107.4	129.6

Total current liabilities	230.6	215.2	235.8

Long-term debt	197.7	197.4	197.1
Other liabilities	59.2	58.9	58.1

Total liabilities	487.5	471.5	491.0

Temporary equity - deferred stock units	3.9	4.3	4.0
Total stockholders’ equity	1,138.5	1,151.4	1,194.1

Total liabilities, temporary equity and stockholders’ equity	$1,629.9	$1,627.2	$1,689.1

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Cash flows from operating activities:
Net income (loss)	$(0.9)	$17.8	$0.2	$8.5
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	35.4	32.0	72.0	68.0
Non-cash stock-based compensation expense	9.8	8.8	16.6	16.6
Non-cash goodwill impairment charge	—	—	0.6	—
Gain on sale of equity investment	—	(1.4)	—	(1.4)
Deferred income taxes, net	(0.3)	(7.8)	(0.5)	(4.7)
Charge for litigation	—	—	—	4.4
Other	0.9	2.0	0.8	3.0
Changes in operating assets and liabilities, net of acquisitions	3.6	33.4	(55.8)	(1.0)

Net cash provided by operating activities	48.5	84.8	33.9	93.4

Cash flows from investing activities:
Capital expenditures	(14.6)	(15.2)	(29.0)	(28.9)
Proceeds from sale of equity investment	—	2.1	—	2.1
Proceeds from the sale of property, plant and equipment, net	0.4	—	1.7	—
Maturity of marketable securities	—	—	0.1	—
Other	(0.3)	(0.9)	(0.5)	(1.4)
Acquisitions and divestitures, net of cash acquired	—	(0.2)	—	(60.0)

Net cash used in investing activities	(14.5)	(14.2)	(27.7)	(88.2)

Cash flows from financing activities:
Proceeds from issuance of stock for share-based compensation arrangements	0.5	0.5	1.4	0.7
Purchase of treasury stock	(21.3)	(68.9)	(60.5)	(99.5)
Shares withheld for employees taxes	(0.8)	(0.6)	(9.9)	(6.8)
Other	(0.1)	—	(0.1)	—

Net cash used in financing activities	(21.7)	(69.0)	(69.1)	(105.6)

Net change in cash and cash equivalents	12.3	1.6	(62.9)	(100.4)
Cash and cash equivalents at beginning of period	277.7	315.8	352.9	417.8

Cash and cash equivalents at end of period	$290.0	$317.4	$290.0	$317.4

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Net cash provided by operating activities	$48.5	$84.8	$33.9	$93.4
Capital expenditures	(14.6)	(15.2)	(29.0)	(28.9)

Free cash flow	$33.9	$69.6	$4.9	$64.5